Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Michael Boccio – Sloane & Company
	408-519-9677	212-446-1867
	ir@tivo.com	mboccio@sloanepr.com

TIVO APPOINTS PETER D. AQUINO TO ITS BOARD OF DIRECTORS

ALVISO, CA – September 24, 2010 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in advanced television services including digital video recorders (DVRs) for consumers, content distributors and consumer electronics manufacturers, today announced the appointment of Peter D. Aquino to the TiVo Board of Directors. Mr. Aquino’s selection to TiVo’s Board increases the membership to eight, including seven independent, outside directors. His appointment was effective September 22, 2010.

“Peter’s distinguished career in the cable and telecommunications industries is awash with accomplishments that are a testament to his visionary leadership and deep understanding of the increasingly important role technology has and will continue to play in how people consume television content,” said Tom Rogers, CEO of TiVo. “Bringing someone with his level of knowledge and professional acumen to our Board will undoubtedly help TiVo as we continue to execute our broader strategic growth plans, expand our global footprint through further deployment of our advanced television solutions and, once again, reinvent how consumers watch television. We are extremely pleased to welcome Peter to our Board.”

Mr. Aquino said, “I have always been impressed with how TiVo is able to remain leaps ahead of the rest of the industry when it comes to empowering the television viewer – whether its creating the first DVR or delivering the most sophisticated, yet easy-to-use advanced television solution that marries broadcast and broadband content into one user interface on one set-top box that makes finding something to watch on television as enjoyable as actually watching it. While with RCN, I experienced first-hand how TiVo’s market-changing innovation is helping the multichannel operators elevate their game, making them more competitive in the marketplace and ultimately delivering a better product for the consumer. I am excited about what the future holds for TiVo.”

Mr. Aquino, 49, was most recently President and Chief Executive Officer of RCN Corporation from December 2004 to August 2010. Under his leadership, RCN was built into an all digital HDTV cable MSO in five major cities, launched one of the first TiVo/MSO partnerships, and created an advanced fiber-based Commercial network through organic and acquisition strategies. Mr. Aquino led the company from emergence of bankruptcy to an ultimate sale in 2010. Prior to joining RCN, he was Senior Managing Director of Communications Technology Advisors LLC, focused on restructuring telecom and media companies from 2001 to 2004. Prior to that, Mr. Aquino was the COO of the first Triple Play company in Latin America - designing, building, and operating an integrated cable TV and CLEC throughout nine major cities in Venezuela from 1995 and 2000. He began his career at Bell Atlantic (now Verizon) in 1983 and has over 25 years of telecom/cable operating experience.

Mr. Aquino currently serves as a director of Primus Telecom Group, and the United Way of America; is a graduate of Montclair State College in NJ; and has an MBA from George Washington University in Washington, DC.

###

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo’s intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry www.tivo.com

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2010 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.